                                             Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 3, 2021

NACCO INDUSTRIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter Highlights:
•Consolidated operating loss of $8.0 million versus operating profit of $4.6 million in Q4 2019
◦Includes non-cash asset impairment and inventory write-down charges of $9.8 million pre-tax
◦Includes voluntary separation program charges of $1.8 million pre-tax
•Consolidated net loss of $5.4 million versus net income of $6.4 million in Q4 2019
•Loss per share of $0.77 versus earnings per share of $0.91 in Q4 2019

    Cleveland, Ohio, Wednesday, March 3, 2021 - NACCO Industries, Inc.® (NYSE: NC) today announced a consolidated operating loss of $8.0 million and a net loss of $5.4 million, or a loss of $0.77 per share, for the fourth quarter of 2020 compared with consolidated operating profit of $4.6 million and net income of $6.4 million, or $0.91 per share, for the fourth quarter of 2019. The 2020 operating loss includes non-cash asset impairment and inventory impairment charges totaling $9.8 million pre-tax recognized in the Company's Minerals Management and Coal Mining segments. The 2020 operating loss also includes $1.8 million of pre-tax expense associated with the Company's voluntary separation program implemented during the fourth quarter, with $1.5 million recognized in the Coal Mining segment and $0.3 million recognized in Unallocated. In addition to these charges, operating profit declined primarily as a result of lower earnings in the Coal Mining segment's consolidated operations.
    For the year ended December 31, 2020, the Company reported consolidated net income of $14.8 million, or $2.10 per diluted share, compared with consolidated net income of $39.6 million, or $5.66 per diluted share, for the year ended December 31, 2019.
For the 2020 full year, NACCO's consolidated cash flow before financing activities was a use of cash of $48.5 million, comprised of net cash used for operating activities of $2.5 million plus net cash used for investing activities of $46.0 million. Net cash used for investing included development of a new mine area at Mississippi Lignite Mining Company, $14.2 million of acquisitions of mineral and royalty interests at the Minerals Management segment and the acquisition, relocation and refurbishment of draglines at North American Mining. For the 2019 full year, NACCO generated cash flow before financing activities of $32.5 million, comprised of net cash provided by operating activities of $52.8 million less net cash used for investing activities of $20.3 million.
The Company believes that a conservative capital structure and liquidity are important given the Company's strategic initiatives to grow and diversify, as well as changing trends in energy markets. As discussed in more detail in the Growth and Diversification section of this release, diversified strategic growth is the key to enhancing net income as well as increasing free cash flow, which can be reinvested to expand the businesses. The Company ended 2020 with consolidated cash on hand of $88.5 million and debt of $46.5 million. At December 31, 2020, the Company had availability of $117.0 million under its $150.0 million revolving credit facility.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the fourth quarter of 2020 and 2019 were as follows:
	2020	2019
Tons of coal delivered	(in millions)
Unconsolidated operations	7.3	7.8
Consolidated operations	0.2	0.4
Total deliveries	7.5	8.2

Key financial results for the fourth quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$9,192	$10,582
Earnings of unconsolidated operations	$14,480	$15,157
Operating expenses(1)	$11,155	$7,511
Operating profit (loss)	$(421)	$6,359
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

    Coal Mining revenues decreased in the fourth quarter of 2020 from the fourth quarter of 2019 primarily as a result of a reduction in tons delivered at Mississippi Lignite Mining Company. The reduction in tons delivered was due to a substantial decline in the number of days the customer's power plant operated in 2020 compared with 2019 as a result of a combination of a reduction in dispatch and an increase in outage days.
    In the fourth quarter of 2020, the Coal Mining segment had an operating loss of $0.4 million compared with operating profit of $6.4 million in the fourth quarter of 2019. The 2020 operating loss includes the following:
•a non-cash charge of $2.0 million for the write-down of Mississippi Lignite Mining Company's coal inventory to net realizable value,
•a $1.5 million charge for costs associated with the Company's voluntary separation program implemented in the fourth quarter of 2020, and
•a $1.1 million non-cash asset impairment charge.
Excluding these charges, the Coal Mining segment's operating profit still declined substantially from 2019.
The decrease in operating results was primarily driven by substantially lower results at Mississippi Lignite Mining Company, as well as additional wind-down costs at Camino Real Fuels not covered by Camino's former customer. Higher operating expenses as a result of changes in the timing of employee-related costs and an increase in insurance expense and professional fees, as well as reduced earnings of unconsolidated operations, also contributed to the reduction in operating results. The absence of an unfavorable adjustment to Centennial Natural Resources' mine reclamation liability recorded in 2019 partly offset the decrease in the Coal Mining segment's operating results.
    The lower operating results at Mississippi Lignite Mining Company are due to a reduction in tons delivered in the fourth quarter, which contributed to an increase in the cost per ton delivered. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. The decrease in earnings of unconsolidated operations was primarily attributable to the termination of the Camino Real Fuels contract mining agreement effective July 1, 2020.

Coal Mining Outlook - 2021
In 2021, the Company expects coal deliveries to be comparable to 2020 based on current expectations of customer requirements.
Coal Mining operating profit in 2021 is expected to decrease significantly from 2020. This decrease is primarily attributable to substantially lower earnings expected at Mississippi Lignite Mining Company and reduced earnings at the unconsolidated Coal Mining operations. Mississippi Lignite Mining Company earnings are expected to be lower as a result of an anticipated increase in the cost per ton of coal delivered in 2021 compared with 2020, due in part to an increase in depreciation expense associated with development of a new mine area. The anticipated reduction in earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by a reduction in fee-based earnings at the Liberty Mine, as the scope of final mine reclamation activities is reduced. Lower operating profit is expected to be partially offset by a decrease in operating expenses primarily due to lower employee-related costs resulting from the 2020 voluntary separation program partially offset by higher insurance expense.
Changes in customer power plant dispatch, including changes related to natural gas price fluctuations and the continued increase in renewable generation, particularly wind, could reduce customer demand below anticipated levels, which could further unfavorably affect the Company’s 2021 outlook.
In May 2020, Great River Energy ("GRE"), Falkirk Mine's customer and the Company's second largest customer, announced its intent to retire the Coal Creek Station power plant in the second half of 2022. GRE is willing to consider opportunities to sell Coal Creek Station, and NACCO is actively engaged in the exploration of options that could, if successful, allow for transfer of ownership of the power plant to one or more third parties, which would preserve jobs at both Coal Creek Station and the Falkirk Mine. Falkirk Mine is the sole supplier of lignite coal to Coal Creek Station pursuant to a long-term contract. The terms of the contract between the Company and GRE specify that GRE is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Falkirk employees. This closure is not expected to affect 2021 results.
The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in 2023. The Sabine Mine contributed approximately $3.9 million to Earnings from Unconsolidated Operations in 2020. The terms of the contract between the Company and the customer specify that the customer is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Sabine employees.
The closure of the power plants that are served by the Falkirk and Sabine Mines would have a material adverse effect on the future Earnings of unconsolidated operations of the Coal Mining segment and on the long-term earnings and cash flows of NACCO.
Capital expenditures are expected to be approximately $27 million in 2021. The elevated levels of capital expenditures in the Coal Mining segment from 2019 through 2021 relate to the development of a new mine area at Mississippi Lignite Mining Company. These increased capital expenditures will result in higher depreciation that will unfavorably affect operating profit in future periods. Capital expenditures for Mississippi Lignite Mining Company are expected to return to lower levels beginning in 2022 and continue through 2032, the end of the current contract term.

North American Mining Results

Limestone deliveries for the fourth quarter of 2020 and 2019 were as follows:
	2020	2019
	(in millions)
Tons of limestone delivered	11.0	11.0

Key financial results for the fourth quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$9,277	$12,327
Operating profit	$353	$179

North American Mining revenues decreased primarily as a result of lower reimbursed costs under management fee contracts. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit. North American Mining's fourth-quarter 2020 operating profit increased over the fourth quarter of 2019.

North American Mining Outlook
     In 2021, North American Mining expects full year operating profit to increase moderately over 2020 with its existing customer contracts. North American Mining is pursuing a number of growth initiatives that if successful would be accretive to future earnings.
Capital expenditures are expected to be approximately $9 million for the 2021 full year primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). In January 2021, Thacker Pass received a Record of Decision from the U.S. Bureau of Land Management for the Thacker Pass project following the completion of the National Environmental Policy Act Process. This decision represents an important milestone in the development and the permitting of the Thacker Pass project. More permitting decisions are expected later in 2021 with production expected to begin in the second half of 2022.

Minerals Management Results

Key financial results for the fourth quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$4,771	$4,169
Operating profit (loss)	$(2,957)	$3,363

    Despite an increase in fourth quarter 2020 revenues, Minerals Management reported an operating loss in 2020 compared with operating profit in 2019. During the fourth quarter of 2020, the Company wrote-off $6.7 million of capitalized leasehold costs and prepaid royalties on legacy coal reserves where prospects for development deteriorated in 2020. Excluding the asset impairment charge, the 2020 fourth quarter operating results increased over the 2019 fourth quarter primarily as a result of new Ohio natural gas wells and an increase in natural gas prices.

Minerals Management Outlook
    The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil, natural gas liquids and coal, extracted primarily by third parties. Excluding the impact of the $6.7 million write-off taken in 2020, operating profit in the Minerals Management segment is expected to be down substantially in 2021 from 2020. This decrease is primary related to a reduction in royalty income from existing Ohio mineral and royalty assets as a result of expected lower natural gas prices, fewer expected new wells in Ohio, lower commodity prices and the natural production decline that occurs early in the life of a well. Another sustained decline in natural gas prices could unfavorably affect the Company’s outlook.
    Decline rates for individual wells can vary due to factors like well depth, well length, formation pressure and facility design. In addition, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.
In 2020, the Minerals Management segment acquired mineral and royalty interests for approximately 65.5 thousand gross acres and 1.2 thousand net royalty acres in the Permian Basin in Texas for a total purchase price of approximately $14.2 million. The acquired interests align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash flow yields and long-term growth potential, in oil-rich basins offering diversification from the Company’s legacy mineral interests in predominately natural gas-rich basins. Including the 2020 acquisitions, total mineral and royalty interests include approximately 109.2 thousand gross acres and 58.1 thousand net royalty acres. Minerals Management is targeting additional investments in mineral and royalty interests of approximately $10 million in 2021. These investments are expected to be accretive to earnings, but each investment's contribution to earnings is dependent on the characteristics of each investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated 2021 Outlook
While the Company expects consolidated net income in 2021 to decrease significantly from 2020, management still continues to view the long-term business outlook positively because of a strong pipeline of potential new projects. The COVID-19 pandemic slowed certain business development initiatives in 2020, but the outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America® business remains strong. Excluding the favorable impact of potential business development activities, the Company expects substantially lower pre-tax earnings as a result of lower operating profit, an anticipated increase in interest expense and a reduction in interest income. These lower pre-tax results are expected to be partially offset by an increase in the benefit from income taxes primarily due to the benefit from percentage depletion at certain of the Company's mining operations. Pre-tax income and net income are expected to be higher in the second half of 2021 than in the first half of 2021, primarily due to current expectations on the timing of customer requirements in the Coal Mining segment.
In light of ongoing regulatory, economic and public opinion challenges facing the coal-fired power generation industry, the Company commenced a voluntary separation program for certain corporate employees in the 2020 fourth quarter. The program was substantially completed by December 31, 2020. Estimated net benefits from this voluntary separation program are expected to be between $1.5 and $2.5 million annually beginning in 2021. As a result of this program and natural attrition, the number of headquarters employees was reduced by approximately 25%.
The Company’s cash flow before financing activities varies with changes in customer demand, particularly in the Coal Mining segment, as well as changes in earnings of the Minerals Management segment, working capital changes, capital expenditures, investments in royalty and mineral interests and changes in income taxes, as well as other factors. Cash flow before financing activities in 2020 included a significant use of cash related to changes in working capital, capital expenditures and the acquisition of mineral royalty interests. The Company anticipates positive cash flow before financing activities in 2021 but at a level still below the cash generated in 2019. Consolidated capital expenditures are expected to be approximately $46 million in 2021.
Significant uncertainties remain regarding the COVID-19 pandemic. The extent to which COVID-19 impacts the Company going forward will depend on numerous factors, including but not limited to the extent of new outbreaks, the extent to which additional stay-at-home orders may be imposed, the nature of the government public health guidelines and the public's adherence to those guidelines, the success of businesses reopening fully, the timing for proven treatments and the availability of vaccines for COVID-19. While the Company's existing mining operations to date have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, could significantly and rapidly cause a deterioration in the Company’s results, supply chain channels and customer demand.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. In addition, North American Mining is pursuing opportunities to provide comprehensive mining services to operate entire mines when appropriate, as is the case at the new lithium project in Nevada.
    The Minerals Management segment continues its efforts to grow and diversify by pursuing acquisitions of additional mineral and royalty interests in the United States, in what the Company believes is a buyer-friendly market. Once mineral and royalty interests have been acquired, the Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development.
    Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources of North America business has achieved several successes and is positioned for additional growth.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers.
    The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. Low natural gas prices and growth in renewable energy sources, such as wind and solar, are likely to continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure while it grows and diversifies without unnecessary risk, which will allow for strategic growth and increased free cash flow to re-invest in and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 4, 2021 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/3263907 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at https://ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 11, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, (2) the impact of the COVID-19 pandemic, (3) a significant reduction in purchases by the Company's customers, including changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (5) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current market sentiment for fossil fuels, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (8) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (9) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (10) weather or equipment problems that could affect deliveries to customers, (11) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations and leasing and development of oil and gas reserves on federal lands, (12) changes in the costs to reclaim mining areas, (13) costs to pursue and develop new mining and value-added service opportunities, (14) delays or reductions in coal or aggregates deliveries, (15) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (16) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (17) the effects of receiving low sustainability scores which could result in the exclusion of the Company's securities from consideration by certain investment funds, and (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment.

About NACCO Industries, Inc.
    NACCO Industries, Inc.®, through a portfolio of mining and natural resources businesses, operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment acquires and promotes the development of oil, gas and coal mineral interests, generating income primarily from royalty-based lease payments from third parties. In addition, the Company's Mitigation Resources of North America® business provides stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
	(In thousands, except per share data)
Revenues	$23,138	$26,938	$128,432	$140,990
Cost of sales	21,910	24,050	111,463	109,862
Gross profit	1,228	2,888	16,969	31,128
Earnings of unconsolidated operations	15,277	16,032	60,203	63,883
Operating expenses
Selling, general and administrative expenses	16,486	14,001	53,062	53,783
Amortization of intangible assets	269	371	2,572	2,614
Gain on sale of assets	(22)	(75)	(269)	(206)
Asset impairment charges	7,784	—	8,359	—
	24,517	14,297	63,724	56,191
Operating profit (loss)	(8,012)	4,623	13,448	38,820
Other (income) expense
Interest expense	285	189	1,354	872
Interest income	(575)	(604)	(1,200)	(3,616)
Income from other unconsolidated affiliates	(9)	(328)	(239)	(1,300)
Closed mine obligations	422	458	1,641	1,537
Gain on equity securities	(875)	(478)	(1,226)	(1,545)
Other, net	41	709	(1,140)	(527)
	(711)	(54)	(810)	(4,579)
Income (loss) before income tax provision (benefit)	(7,301)	4,677	14,258	43,399
Income tax provision (benefit)	(1,856)	(1,698)	(535)	3,767
Net income (loss)	$(5,445)	$6,375	$14,793	$39,632

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.77)	$0.91	$2.11	$5.68
Diluted earnings (loss) per share	$(0.77)	$0.91	$2.10	$5.66

Basic weighted average shares outstanding	7,049	6,981	7,026	6,974
Diluted weighted average shares outstanding	7,049	7,042	7,057	7,007

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended				Trailing 12
	3/31/20	6/30/20	9/30/20	12/31/20	Months 12/31/20
	(in thousands)
Net income (loss)	$6,166	$6,050	$8,022	$(5,445)	$14,793
Long-lived asset impairment charges	—	575	—	7,784	8,359
Income tax provision (benefit)	(70)	(466)	1,857	(1,856)	(535)
Interest expense	403	330	336	285	1,354
Interest income	(401)	(129)	(95)	(575)	(1,200)
Depreciation, depletion and amortization expense	4,544	4,624	4,876	4,070	18,114
Adjusted EBITDA *	$10,642	$10,984	$14,996	$4,263	$40,885

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income (loss), or as an indicator of operating performance. NACCO defines Adjusted EBITDA as net income (loss) before long-lived asset impairment charges, income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019 (UNAUDITED)

	Three Months Ended December 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$9,192	$9,277	$4,771	$876	$(978)	$23,138
Cost of sales	12,938	8,469	549	859	(905)	21,910
Gross profit (loss)	(3,746)	808	4,222	17	(73)	1,228
Earnings of unconsolidated operations	14,480	797	—	—	—	15,277
Operating expenses
Selling, general and administrative expenses	9,808	1,270	477	4,932	(1)	16,486
Amortization of intangible assets	269	—	—	—	—	269
Gain on sale of assets	(4)	(18)	—	—	—	(22)
Asset impairment charge	1,082	—	6,702	—	—	7,784
	11,155	1,252	7,179	4,932	(1)	24,517
Operating profit (loss)	$(421)	$353	$(2,957)	$(4,915)	$(72)	$(8,012)

	Three Months Ended December 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$10,582	$12,327	$4,169	$64	$(204)	$26,938
Cost of sales	11,869	11,818	563	100	(300)	24,050
Gross profit (loss)	(1,287)	509	3,606	(36)	96	2,888
Earnings of unconsolidated operations	15,157	875	—	—	—	16,032
Operating expenses
Selling, general and administrative expenses	7,207	1,213	243	5,341	(3)	14,001
Amortization of intangible assets	371	—	—	—	—	371
Gain on sale of assets	(67)	(8)	—	—	—	(75)
	7,511	1,205	243	5,341	(3)	14,297
Operating profit (loss)	$6,359	$179	$3,363	$(5,377)	$99	$4,623

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Year Ended December 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$72,088	$42,392	$14,721	$2,133	$(2,902)	$128,432
Cost of sales	70,452	39,266	2,342	2,205	(2,802)	111,463
Gross profit (loss)	1,636	3,126	12,379	(72)	(100)	16,969
Earnings of unconsolidated operations	56,584	3,619	—	—	—	60,203
Operating expenses
Selling, general and administrative expenses	29,134	5,138	1,609	17,184	(3)	53,062
Amortization of intangible assets	2,572	—	—	—	—	2,572
Gain on sale of assets	(4)	(265)	—	—	—	(269)
Asset impairment charge	1,082	—	7,277	—	—	8,359
	32,784	4,873	8,886	17,184	(3)	63,724
Operating profit (loss)	$25,436	$1,872	$3,493	$(17,256)	$(97)	$13,448

	Year Ended December 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$68,701	$42,823	$30,119	$790	$(1,443)	$140,990
Cost of sales	65,430	41,698	3,465	955	(1,686)	109,862
Gross profit (loss)	3,271	1,125	26,654	(165)	243	31,128
Earnings of unconsolidated operations	60,678	3,205	—	—	—	63,883
Operating expenses
Selling, general and administrative expenses	27,394	4,921	933	20,548	(13)	53,783
Amortization of intangible assets	2,614	—	—	—	—	2,614
Gain on sale of assets	(179)	(27)	—	—	—	(206)
	29,829	4,894	933	20,548	(13)	56,191
Operating profit (loss)	$34,120	$(564)	$25,721	$(20,713)	$256	$38,820